UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                   Apartment Investment and Management Company
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    03748R101
                                 (CUSIP Number)




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     Check the following box if a fee is being paid with this statement: |_|













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                                Page 1 of 8 Pages

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  1      NAME OF REPORTING PERSON:
         LaSalle Advisors Capital Management, Inc.

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         36-4160747

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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |X|
                                                                       (b)   | |
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  3      SEC USE ONLY


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  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
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                       5    SOLE VOTING POWER
                            304,597

                     -----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES              -0-
    BENEFICIALLY
      OWNED BY       -----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING              304,597
    PERSON WITH
                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            632,911

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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         937,508

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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.6%

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  12     TYPE OF REPORTING PERSON*
         IA


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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1      NAME OF REPORTING PERSON:
         ABKB/LaSalle Securities Limited Partnership

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         36-3991973

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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |X|
                                                                       (b)   | |
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  3      SEC USE ONLY


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  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
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                       5    SOLE VOTING POWER
                            550,964

                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES              1,287,671
    BENEFICIALLY
      OWNED BY        ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING              550,964
    PERSON WITH
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            1,328,546

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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,879,510

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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Excludes  shares   beneficially   owned  by  LaSalle  Advisors  Capital
         Management, Inc.
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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.3%

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  12     TYPE OF REPORTING PERSON*
         IA


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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer

                  Apartment Investment and Management Company

         (b)      Address of Issuer's Principal Executive Offices

                  1873 South Bellaire Street, Suite 1700
                  Denver, Colorado  80222

Item 2.

         LaSalle Advisors Capital Management, Inc. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Advisors Capital Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601


         (c)      Citizenship

                  Maryland


         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  411465107

         ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Name of Person Filing

                  ABKB/LaSalle Securities Limited Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601


         (c)      Citizenship

                  Maryland

         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  94856P102

Item 3.* If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      | |   Broker or Dealer registered under Section 15 of the Act
         (b)      | |   Bank as defined in Section 3(a)(6) of the Act
         (c)      | |   Insurance Company as defined in Section 3(a)(19) of the
                        Act
         (d)      | |   Investment Company registered under Section 8 of the
                        Investment Company Act
         (e)      |X|   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940
         (f)      | |   Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund;
                        see ss.240.13d-1(b)(1)(ii)(F)
         (g)      | |   Parent Holding Company, in accordance with
                        ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)      | |   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

         * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         LaSalle Advisors Capital Management, Inc. provides the following information:

         (a)      Amount Beneficially Owned

                  937,508


         (b)      Percent of Class

                  2.6%

         (c)      Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                         304,597

                  (ii)   shared power to vote or to direct the vote

                         -0-

                  (iii)  sole power to dispose or to direct the disposition of

                         304,597

                  (iv)   shared power to dispose or to direct the disposition of

                         632,911

         ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Amount Beneficially Owned

                  1,879,510


         (b)      Percent of Class

                  5.3%

         (c)      Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                         550,964

                  (ii)   shared power to vote or to direct the vote

                         1,287,671

                  (iii)  sole power to dispose or to direct the disposition of

                         550,964

                  (iv)   shared power to dispose or to direct the disposition of

                         1,328,546

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         The two members of the Group are: LaSalle Advisors Capital  Management,
Inc.    ("LaSalle")   and   ABKB/LaSalle    Securities    Limited    Partnership
("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.


Item 9.  Notice of Dissolution of Group

         Not applicable.


Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   February 6, 1998


                                             LASALLE ADVISORS CAPITAL
                                             MANAGEMENT, INC.


                                             By:/s/ William K. Morrill, Jr.
                                             Name:    William K. Morrill, Jr.
                                             Title:   Managing Director


                                             ABKB/LASALLE SECURITIES
                                             LIMITED PARTNERSHIP


                                             By:/s/ William K. Morrill, Jr.
                                             Name:    William K. Morrill, Jr.
                                             Title:   Managing Director